EXHIBIT 99.1

PAB Bankshares, Inc. Announces Third Quarter 2007 Dividend

VALDOSTA, Ga., Aug. 28, 2007 (PRIME NEWSWIRE) -- On Tuesday, August 28, 2007, the Board of Directors for PAB Bankshares, Inc. (Nasdaq:PABK) approved a quarterly dividend in the amount of 14.5 cents ($0.145) per share payable on October 15, 2007 to the Company's stockholders of record on September 28, 2007. The third quarter dividend is consistent with the 14.5 cents ($0.145) per share dividend paid in the previous quarter, and it is a 3.6% increase compared to the 14 cents ($0.14) per share dividend paid for the third quarter of 2006.

About PAB

The Company's sole operating subsidiary is The Park Avenue Bank. Both the Company and the Bank are headquartered in Valdosta, Georgia. The Bank was established in 1956 by Mr. James L. Dewar, Sr. in a small office at the corner of Park Avenue and Ashley Street in Valdosta. The Bank operates in 20 branch offices and three loan production offices in 15 counties in Georgia and Florida. Additional information on the Bank's locations and the products and services offered by the Bank is available on the Internet at www.parkavebank.com. The Company's common stock is listed on the NASDAQ Global Select Market under the symbol PABK. Prior to November 1, 2005, the Company's common stock was listed on the American Stock Exchange under the symbol PAB. More information on the Company is available on the Internet at www.pabbankshares.com.

CONTACT:  PAB Bankshares, Inc.
          Donald J. "Jay" Torbert, Jr., Executive Vice-President &
            Chief Financial Officer
          (229) 241-2775, ext. 1717
          jayt@parkavebank.com